EXHIBIT 23. (p)(1)(s)

LEE FINANCIAL MUTUAL FUND, INC.
CODE OF ETHICS
ATTACHMENT A
Effective:  July 27, 2000
Amended:  September 30, 2016

List of Access Persons
Clayton Chow – Director
Lynden Keala – Director
Stuart Marlowe – Director
Karen Nakamura – Director
Kim Scoggins – Director
Terrence Lee – President and CEO, Interested Director
Edwin Chau - Analyst
Nora Foley – Treasurer and Chief Compliance Officer
Christine Iha – Administration
Jandi Iha – Administration
Stephanie Kuwaye – Senior Administrator
Lugene Lee – Secretary
Summer Lee – Wealth Manager
Kathy Lum – Vice President Wealth Manager
Barry Magaoay – Vice President Wealth Manager
Lee Ann Matsuda – Vice President
Charlotte Meyer – Director of Finance
Amber Suhas – Wealth Manager
Charlotte Teruya – Wealth Manager

List of Investment Personnel
Terrence Lee – President and CEO, Director; Portfolio Manager

Review Officer
Nora Foley – Chief Compliance Officer

Alternate Review Officer
Terrence Lee – President and CEO, Interested Director